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About Us Newsroom Insights Investor Relations Responsibility Careers

When I was growing up in Los Angeles in the 1960s, I spent a lot of time outdoors near our house, riding my bike and catching snakes by Bull Creek. My universe was small — school, the creek, my father’s shoe store — and not just because I was 12 years old. By almost any measure, the world itself was far less complex and interconnected.

A

t that time, aspects of connectivity that we take for granted today were either exorbitantly expensive or in their infancy. A five-minute call from New York to London cost more than $20 in today’s money.(1) Shipping containers, now a pillar of global trade, were barely a decade old. Computers were the size of an entire room — they didn’t sit in the palm of your hand and they certainly didn’t have conversations with you.

Over the next several decades, technological innovation and globalization transformed the world into a more connected, more demanding, and — for hundreds of millions of people — a healthier and more prosperous place. The combination of these two forces has created opportunities we could barely have imagined 50 years ago. Such change is an essential component of human history and the most successful nations moving forward will be those that prepare for transformation by improving education, supporting innovation and building 21st century infrastructure. Yet the very same forces that have created unprecedented opportunity also have accentuated wealth gaps, as new opportunities flow disproportionately to educated, urban workers, leaving those without sufficient education, or who are otherwise isolated from the global economy, further behind.

The result, despite a half century of accelerating connectivity and innovation, is a growing sense of frustration and futility. Many have become deeply suspicious about the benefits of the global economy and concerned about the disruption caused by technology. Economic nationalism is rising, with profound implications for the financial, political and security frameworks that have defined the world for the past several decades.

Against this backdrop, the investors that BlackRock serves — from global institutions to millions of individuals — are facing a more challenging environment than ever before. And insufficient attention has been paid to how the past few decades have affected investors’ ability to save for their futures.

Through a combination of underfunding, underinvestment and stubbornly low interest rates, pension funds face widening liability gaps, and many retirees are ill prepared for the future. Too many companies and governments have prioritized short-term profits over investments in capital goods, infrastructure, and sensible retirement systems, threatening long-term value creation and economic prosperity.

The combination of global growth and medical advancements, driven by the free exchange of intellectual and financial capital across borders, has increased longevity dramatically in many parts of the world. Yet living longer also means working longer — and paying for additional years of retirement. This dilemma is an underappreciated driver of popular anxiety: workers lack the retirement security to support their longer lives, compounding the angst they feel about their employment prospects and the path of economic development.

I believe that we are in a difficult but important period of transition — one that also presents a significant opportunity for BlackRock. Throughout our history — from the creation of Aladdin®, to the growth of our index platform, to our recent initiatives in retail technology — we have sought to serve our clients by anticipating change, understanding it and, most of all, driving it. Today, as a fiduciary for our clients, we must help them refocus on long-term investment outcomes and transform the use of technology in asset management to help them achieve those outcomes. As we have done since our founding, BlackRock is working to transform change into opportunity — the theme of this year’s Annual Report — to serve our clients and build value for our shareholders.

    Delivering results in a challenging environment

2016 was a turbulent year for investors, institutions and individuals alike. No one fully predicted the year’s events. Global political developments including Brexit, the U.S. presidential election and the Italian Constitutional referendum have forced many of our clients — and also our firm — to rethink certain assumptions and perceptions about the world.

At the same time, the global economy began to show signs of improvement throughout 2016. The U.S. equity market surged to all-time highs as expectations for fiscal stimulus, reflation, and tax and regulatory reform sparked investor enthusiasm. The Fed’s decision to raise rates in December, and again in March, suggest that the long period of accommodative monetary policy in the U.S. may finally subside at a faster rate than many had anticipated.

However, uncertainty regarding the effects of populism on the global status quo persists. Despite the rally in U.S. equities since the U.S. election, not all investments have performed as well, including fixed income and many international equity markets. And following a period of significant appreciation, the dollar will likely remain strong, creating further headwinds for investors with global portfolios.

In today’s rapidly evolving environment, investors are looking to BlackRock more than ever before, and the responsibility that we feel for our clients has never been greater.

“	Our 2016 results reflect the benefits of the deeper relationships that we have built worldwide, as well as the investments we have made in key areas of our business over time. ”

Despite volatile markets, BlackRock’s base fees and revenue from Aladdin reached record levels in 2016. While total revenue decreased year-over-year as we experienced a decline in performance fees; continued expense discipline, record net new business and the prioritization of strategic investment initiatives enabled BlackRock to deliver flat year-over-year, as-adjusted operating income.

In 2016, we generated $202 billion of net inflows, the strongest annual flows in BlackRock’s history, representing 4% organic asset growth. Our organic growth reflects the impact and strength of the strategic investments we’ve made to enhance our platform to better serve our clients.

In iShares®, we saw a record $140 billion of net inflows, and we continue to invest in the future of ETFs by building the market, anticipating changes in demand and launching innovative new products, helping clients to build portfolios with ETF building blocks.

We continued to fortify our relationships with clients globally, capturing more than $1 billion of net inflows in each of 15 different countries.

And we saw particular strength in areas where we have been expanding our platform, like factor-based and infrastructure investment strategies.

At the end of 2016, clients trusted BlackRock to manage more than $5.1 trillion of assets on their behalf. Those assets represent our clients’ futures and the investment outcomes they seek, and it is our daily responsibility to help them better prepare themselves and their families to achieve their financial goals.

Meeting the challenge of longevity

One of the greatest financial challenges faced by our clients today — longevity — is another product of the advancements in science, technology and healthcare over the past 50 years. In most developed markets, half of the children who are 10 years old today will live past the age of 100.(2) In Japan, which is at the leading edge of this demographic wave, there are expected to be more than 400,000 centenarians by 2050, compared to just 65,000 today.(3)

Increased longevity has significant economic benefits, as aging populations will drive continued economic growth and innovation. In the U.S., the share of new ventures founded by people aged 45–64 increased from 38% in the mid-1990’s to 50% of all new ventures in the country just 15 years later.(4) The spending power of global consumers aged 60 and above is expected to be $15 trillion by 2020,(5) and it will continue to increase as people remain in the workforce past traditional retirement age.

For most individuals, however, an extended career is an unanticipated consequence of retirement insecurity. Workers are facing pressure not only from automation and the reshaping of the labor market, but also from changes in retirement systems, which have increasingly moved from traditional pensions to defined contribution plans. This has diminished the capacity for risk-sharing, as traditional defined benefit plans that pooled risk-taking on behalf of employees helped protect those whose longevity exceeded expectations. Perhaps even more importantly, this has shifted the responsibility for saving for the future from the employer to the individual.

The transformation of our retirement system, however, has not been coupled with the education or the tools that savers need to succeed.

“	As we rethink retirement plans around the globe in light of increased longevity, we should seize the opportunity to take a more long-term approach. ”

This is an area where employers, governments and asset managers all have a critical role to play, and one where asset managers, among others, have historically done a poor job in helping individuals access the education they need to navigate the investment process.

Companies should see their responsibility not just in administrative terms — a list of available funds and a monthly matching contribution — but rather as a partnership with employees that builds longterm financial security. This means improving financial literacy and awareness; making sure that plan offerings and technology interfaces are focused on outcomes; and leveraging vital, proven tools like auto-enrollment and auto-escalation that lay a strong foundation for the future.

We must also consider the vast number of employees not covered by traditional workplace plans. In the U.S., for example, nearly 35% of private sector workers have no access to a retirement savings plan,(6) and this number will continue to grow as more and more workers transition to independently contracted jobs, such as rideshare driving. Smaller employers and startups that rely on independent contractors should embrace creative policy that allows for pooling of retirement plans across these workers, allowing a far greater number of workers to achieve a secure retirement.

Additionally, we need to counter the popular view that investing is all about “the trade” — about anticipating the next market move and making short-term money in a few months or quarters. Individuals end up trying to time the market, entering at market peaks and then selling when they should be buying. At a conference earlier this year, I saw a chart showing the correlation between the S&P 500 Index and the University of Michigan’s Consumer Sentiment index.(7) The image was eye-popping. The two indices moved in lock-step with one another: when the market was at its depths, consumer sentiment was just as low — and when the market was at its highest, consumer sentiment tracked to its peak, illustrating the short-term and pro-cyclical thought-process that so many individuals have around the markets.

This idea of fast, easy money is stoked by the media, who, in a competition for viewers and page views,describe routine occurrences as either a cataclysm or a seam of gold. These breathless headlines are pushed out in a continuous stream to our always-on devices, generating a great deal more anxiety than insight — particularly for individual investors.

This avalanche of information tends to obscure the true purpose of investing: saving for the future. Investing is the process of trusting in a company, an industry, or a region, and giving your money time to produce results. And that process works best with patience, sobriety and a long-term view.

Infrastructure investment: an essential

foundation for long-term success

Inadequate focus on the long-term also hinders another significant component of economic growth and investor returns, particularly in the U.S.: investments in infrastructure. McKinsey estimates global infrastructure investment needs to increase by $800 billion a year through 2030 to support expected rates of growth,(8) and the American Society of Civil Engineers has assessed that the U.S. itself is $2 trillion short in funding infrastructure through 2025.(9) The Trump administration has proposed $1 trillion in infrastructure financing, but there are several obstacles that must be overcome to achieve this goal.

The infrastructure gap in the U.S. is, in part, a legacy of the strong municipal finance system that helped build America’s infrastructure in the middle of the 20th century. As a result of the success of that model, the U.S. never developed a healthy market for private infrastructure investment. Today, however, state and local governments are incapable of meeting the massive need for infrastructure reinvestment, in large part because of the retirement crisis they are grappling with. The median state pension fund, after years of low returns and inadequate contributions, is less than 75% funded.(10) Making up these shortfalls will leave few resources at the state and local level for infrastructure. Budget pressures at the federal level also leave little room for Washington to fill the gap.

That is why private capital is desperately needed. For example, a new form of federally subsidized bonds could help finance the deferred maintenance required simply to maintain the status quo. But fixing crumbling roads and bridges is not enough. We need to be focused on reshaping our world, not just repairing it. We need to build cities for the 21st Century — for example, improving broadband access; updating transportation infrastructure to consider shared, electric and hydrogen-powered vehicles; and even rethinking housing to accommodate an increasingly long-lived population.

Infrastructure investments offer multiple benefits: providing new sources of return for investors; creating jobs, including jobs for workers displaced by technology; improving productivity; and increasing capacity for long-term economic growth. And, there is an enormous amount of private capital — and appetite — from institutional investors available to fund infrastructure projects. How do we unlock that capital? First, substantial expertise must be dedicated to bring projects to market in a format appropriate for institutional investment. More fundamentally, these projects must deliver competitive returns and that will often require efficiencies that can only be achieved through private ownership.

This is an area where America lags the rest of the world today. Fly into London, Zurich, or Sydney and you land at a privately owned airport. In the U.S., by contrast, virtually every major airport is owned by a government entity. To unlock the capital America needs for infrastructure, U.S. policy makers, workers and unions must work together to find a model that will allow private enterprise to generate the long-term returns necessary to attract capital and build a more prosperous future.

At BlackRock, we have built our infrastructure and broader real assets platform, both organically and inorganically, over the last few years to help meet this demand — most recently, acquiring First Reserve’s Energy Infrastructure Funds and its world-class team. Today, we manage $30 billion in real assets AUM, and we expect this to be a continued area of growth in the future.

The role of the “Outcomes” mindset in

BlackRock’s strategy

BlackRock has been at the forefront of the shift from an industry obsessed with products to one that is increasingly focused on portfolios. We engage extensively with clients to understand what they are trying to achieve, seeking a clearer picture of their needs. Then we turn to our broad, diverse platform to bring the right combination of strategies to bear to meet their specific goals.

“	At BlackRock, asset management is outcome management. ”

This process is very different from the traditional approach of the asset management industry, where a manager is looking to sell a specific product, like a large cap active equity or investment grade fixed income fund designed to outperform a particular index. At BlackRock, our goal is not just to sell products, our goal is to holistically serve our clients. Every engagement with a client starts with a conversation. Our clients increasingly seek our advice and partnership in helping them meet a broader investment objective or solve a specific financial need, while considering their own individual requirements and constraints.

These discussions are wide-ranging — some about defeasing an actuarial liability for institutional clients, others about building a portfolio that aligns with a client’s social values, or figuring out the best way to pay for a child’s education. Clients know the outcomes they want, and it is our job to help them get there.

As part of this practice, we’ve invested in our platform over time to enable more robust, meaningful conversations with clients about investment outcomes. We have created a platform that is more than a collection of individual products — it’s a construction and delivery mechanism leveraging Aladdin to achieve comprehensive client solutions.

In order to make this shift, we had to anticipate and stay ahead of major trends that are reshaping the industry: a shift toward index and the growing adoption of ETFs; the evolution of the regulatory environment prompting a much greater focus on fees and transparency; the migration of wealth managers toward asset allocation and portfolio construction; the impact of longevity and fundamental change in global retirement systems; and rapid technological advancement and digitalization. These trends are structural, not cyclical, and will define the way that clients access the asset management ecosystem in the future.

In 2016, we globalized our fixed income platform, unified our active equity platform and integrated our beta platform, all in order to leverage the full potential of our global investment scale. The resultant connectivity will help investment professionals share perspectives, opinions and experiences across the globe and develop a more efficient and powerful investment platform.

An important part of that connectivity is the BlackRock Investment Institute (“BII”). BII links the firm’s investors to facilitate the sharing of global insights and investment recommendations. BII also serves as an essential forum for deep, timely and relevant dialogue on global macro events for our clients and our investment teams. After Brexit and the U.S. elections, our BII client calls each reached nearly 5,000 people. This type of engagement is a prime example of how bringing all of the pieces of BlackRock together — uniting people and perspectives from all over the world — has created tremendous value for our clients, and stronger partnerships for BlackRock.

“	We have created a platform that is more than a collection of individual products — it’s a construction and delivery mechanism leveraging Aladdin to achieve comprehensive client solutions. ”

Seizing opportunity with BlackRock

technology

When we founded BlackRock in 1988, we knew that we needed purpose-built, advanced technology in order to serve our clients and differentiate ourselves in the asset management industry. Almost immediately we began building Aladdin. The purpose of Aladdin was to provide a single investment system and common source of data within BlackRock — allowing us to see clearer, work smarter and move faster. Today more than 28,000 users in nearly 50 countries benefit from using Aladdin. Aladdin remains such an important part of what we do because we have never stopped innovating — we are always enhancing, reprogramming, and evolving the system to meet the needs of our clients.

Today, a major need exists for technology to help investors achieve better outcomes. With institutions falling short of meeting their financial obligations and more responsibility on individuals to make better investment decisions, there is an opportunity for technology to help simplify these complex challenges.

“	BlackRock is paving the way. ”

Our ambition is to be the most sophisticated user of data and technology in the financial services industry — to optimize investment decision-making, alpha generation, portfolio optimization and risk management.

We seek to transform the way client outcomes are created through portfolio construction, asset allocation and digital distribution.

One of our newest Aladdin technologies provides home offices and financial advisors with sophisticated risk management and portfolio construction capabilities to build better portfolios for their clients. Our iRetire® technology redirects the retirement conversation away from the traditional nest egg and helps clients close the gap between their current savings and their desired annual income during their retirement. FutureAdvisor® provides sophisticated long-term investment advice to users through desktop and mobile technologies consistent with the way we use technology elsewhere in our daily lives. In 2016, we also began partnering with our largest custodians to use Aladdin to rethink existing workflows and data transfers. And we recently invested in iCapital®, the leading technology-enabled illiquid alternatives distribution platform for retail investors.

We also are using machine learning, artificial intelligence and advanced data processing to drive new forms of alpha generation, from monitoring satellite data of big-box store parking lots, to analyzing internet searches for consumer products — enabling us to predict sales volume or even national economic growth.

“	Our ultimate objective is to integrate all of these technologies, creating an industry-leading offering that transforms how technology is used by asset and wealth managers to serve clients. ”

Creating long-term value for our

shareholders

Fulfilling our fiduciary duty to our clients is directly aligned with delivering value for BlackRock’s shareholders. While 2016 highlighted that a variety of exogenous factors can impact our clients and our business results, our framework for shareholder value creation, which we review regularly with our Board of Directors, is focused on the key elements of our business model that we can control: generating organic growth, demonstrating the benefits of scale through operating leverage and consistently returning capital to shareholders. During 2016, while our strategies for growth remained broadly consistent, we took the opportunity to pivot in certain areas of our business in light of changes in the asset management landscape.

Driving organic growth through strategic

investments for the future

Creating outcomes for our clients requires an understanding and appreciation for the various building blocks that their portfolios will need over time. At BlackRock, we’ve invested across a full spectrum — from market index exposures, to smart beta and factors, to quantitative and fundamental alpha to alternatives.

We also are continuously looking to see how changes in our clients’ needs, the markets or the industry require us to evolve these product offerings. Over the past few years, we have deliberately evolved our offerings in ETFs and indexing. We refined and expanded our active fixed income platform in the face of record low interest rates. We found new ways to leverage our unique technology to build and manage client portfolios. And, most recently, we repositioned our active equity platform for the future of active management.

“

We believe active equities remain a key part of the continuum of strategies — spanning index, smart beta, factors, quantitative, fundamental and alternatives — that we draw from to tailor solutions for clients. ”

Since acquiring the iShares franchise more than seven years ago, we’ve grown our iShares AUM from $385 billion to $1.3 trillion, and we continue to invest aggressively in the growth and evolution of this market. As investors focus more on asset allocation and portfolio construction, they are increasingly using ETFs to drive active returns.

Fixed income iShares are an example of an area where our strategic investments have been tremendously successful. BlackRock has long seen the value in fixed income ETFs and has invested for years in building this market, even as many in our industry questioned the opportunity. In 2016, the fixed income ETF industry crossed $600 billion in assets, with BlackRock managing $315 billion. Fixed income iShares have contributed significantly to BlackRock’s growth in each of the last three years, generating $40, $50 and $60 billion of net inflows in 2014, 2015 and 2016, respectively.

Factor-based investing is an example of where clients have moved beyond the old dichotomy between active and passive. It will continue to be an area of significant focus for BlackRock. The combination of our technology platform, distribution connectivity, commitment to risk management, and diverse range of investment strategies position us to be a leader in this space. Our total factor-based AUM grew at an organic growth rate of 17% in 2016, and BlackRock now manages nearly $150 billion in factor-based strategies, including smart beta ETFs. Smart beta ETFs grew at a 37% organic growth rate in 2016, and BlackRock today is the #1 player by AUM.

In a volatile market environment, we believe that significant opportunities remain in active management. We believe active equities remain a key part of the continuum of strategies — spanning index, smart beta, factors, quantitative, fundamental and alternatives — that we draw from to tailor solutions for clients.

Traditional methods of equity investing, however, are being reshaped by massive advances in technology and data sciences. At the same time, client preferences are shifting, as clients focus not just on outcomes but on how both performance and fees impact value. The active equity industry needs to change, and we are seeking to lead that change by repositioning our equity investment teams to even more effectively leverage the scale and breadth of BlackRock’s platform and sharpening the focus of our equity products to thrive in this new environment.

Capitalizing on our scale

As we have grown to manage more than $5 trillion in assets under management, BlackRock’s scale has become an increasingly important differentiator for our clients and our shareholders. In 2016, we made a number of strategic investments that leveraged our global scale.

Organizationally, to create a more tailored client experience in each geography where we operate, we strengthened the regional management of our client and marketing activities, as we strive to be global with an increasingly local footprint.

We lowered fees on our Core U.S. iShares to benefit the buy-and-hold segment of our ETF clients, and we are seeing the benefits of this investment in accelerating organic growth and market share increases.

Following investments, including the acquisition of Bank of America Global Capital Management, to expand the breadth and scale of our global cash management business ahead of regulatory reform and a rising rate environment, we saw $18 billion of inflows into cash strategies in the fourth quarter alone and $29 billion over the course of 2016.

And, we announced our plans to transition $1 trillion of assets to a new custodian, leveraging our scale as the largest passive manager in the world to create value for clients and shareholders, while also diversifying across key service providers.

These decisions to pivot, in light of shifts in our industry and competitive landscape, while efficiently optimizing growth and driving shareholder value, are the definition of transforming change into opportunity. We are confident that as we continue to grow we will increasingly find ways to use our scale to benefit our clients and shareholders.

Returning capital to shareholders

An important component of delivering value to our shareholders and earning their trust over the longterm is returning capital in a strategic, consistent and transparent way. Our capital return strategy remains balanced between dividends and a consistent and predictable share repurchase program, and we remain committed to returning excess cash flow to shareholders after first investing in our business for future growth.

During 2016, we returned $2.7 billion to shareholders through a combination of dividends and share repurchases. We continue to target a dividend payout ratio in the 40–50% range and have increased our dividend at a 21% compound annual growth rate since inception in 2003. We repurchased approximately $1.1 billion of shares in 2016, and have now repurchased more than 13 million shares during the last four years, resulting in mid-teens unlevered compounded annual returns for our shareholders.

Our board of directors

“	With guidance and oversight from our board, we continue to evolve our long-term strategic initiatives. ”

BlackRock is fortunate to have a passionate and effective Board of Directors reviewing aspects of the firm’s strategy at each board meeting and engaging in detailed discussions about the firm’s direction. Much of BlackRock’s success can be attributed to these discussions, which are open and honest debates on our priorities and strategic decisions.

This year, David Komansky and Thomas O’Brien will both be leaving our Board. David, who has been a director of BlackRock for the last 14 years, has provided essential strategic advice to BlackRock’s management team during his time as a Board member. Tom, who joined the Board in 1999 at our IPO and has served as BlackRock’s Lead Independent Director since the role was first established in 2008, has been instrumental in guiding the Board’s oversight of management’s strategy, succession planning and a number of key governance initiatives. Both have been great partners for whom I have the utmost respect, and I want to sincerely thank David and Tom for their passion and dedication to BlackRock during their tenures.

I am delighted to announce that Murry Gerber will be our new Lead Independent Director. Murry has been a Director of BlackRock for the last 17 years, having served on our Audit, Executive, and Management Development and Compensation Committees. He brings significant experience in public company management and corporate governance to this role.

Our responsibility to our clients, our

shareholders and our employees

Working each day to construct investment solutions, formulate and execute on our long-term strategy, and deliver value for our shareholders, are more than 13,000 dedicated employees, contributing to one mission: to build better financial futures for our clients.

As part of that mission, we seek to be active and engaged corporate citizens of the communities in which we operate. We aim to promote long-termism and contribute constructively through the products and services we provide, our advocacy for sound policies, our philanthropic initiatives and the relationships we forge. As part of these efforts, BlackRock’s senior leadership engages with governments and leaders around the world when we believe public-private dialogue is essential for long-term solutions.

The changes in our industry and our world over the last few years have reminded all of us at BlackRock that we need to be agile and able to adjust our focus when needed. That flexibility, while also staying anchored to our core principles, is critical to our success.

“	Our principles ground us, unify us and propel us forward. Each day, we are a fiduciary to our clients, we are passionate about performance, we are innovators and we are one BlackRock. ”

Instilling and perpetuating these core principles is an extraordinarily talented and committed leadership team comprising individuals who I am proud to call my colleagues. Each member of the leadership team is diverse in their skill set, experience and background, and is open to being challenged and inspired by our continuously evolving industry and the needs of our clients.

We are one BlackRock

One of these principles — We Are One BlackRock — has always been a defining and differentiating characteristic of BlackRock’s culture. In today’s polarizing geopolitical landscape, however, it resonates with more meaning than ever before.

We operate as a truly global firm: we serve clients in more than 100 countries; operate in more than 70 cities; and our employees come from 50 nations and speak more than 100 languages. Our global approach is central to our mission: to deliver on our commitments to our clients and create value for shareholders. We work to attract the best talent from around the world, understand the local impact of global events and tailor investment solutions to the varying needs of individuals around the world.

In recent weeks, I have stressed to colleagues at all levels of the firm our need to be local in order to be global. BlackRock must be German in Germany, Mexican in Mexico, Japanese in Japan and American in the United States. Only by understanding and listening to the communities in which we operate can we effectively serve the needs of our clients and understand the changes that are affecting their financial futures.

Being “One BlackRock” has never meant that we are a monolith. Instead, it means that no matter where we function in the world, no matter what problem we are trying to solve, we strive to understand every client’s individual needs and bring BlackRock’s full capabilities to bear on helping them achieve their objectives.

We will continue to pursue innovative ways to meet the challenges of longevity and the need for infrastructure investment.

We will continue to advocate for the importance of focusing on long-term outcomes.

We will continue to build technology that changes lives for the better.

We will continue to embrace globalization and inclusion both inside and beyond the walls of our firm.

And we will continue to seize opportunities from the changes that we and our clients face. Now and always, we will stand beside them to build better financial futures.

Sincerely,
Larry Fink

(1) Blake, Linda and Jim Lande, Trends in the US International Telecommunications Industry, (August 1998), https://transition.fcc.gov/Bureaus/Common_Carrier/Reports/FCC-State_Link/Intl/itltrd98.pdf; https://timesmachine.nytimes.com/timesmachine/1965/04/02/101536231.html?pageNumber=47

(2) Human Mortality Database, Max Planck Institute and University of California Berkeley, 2016

(3) UN Population Division, Department of Economic and Social Affairs, World Population Prospects: The 2015 revision

(4) Oxford Economics & AARP, The Longevity Economy: Generating economic growth and new opportunities for business, p. 8. 2013 (5) Euromonitor, Boomers as Consumers, October 2012

(6) U.S. Dept of Labor, Employee Benefits Survey published by the Bureau of Labor Statistics, March 2016

(7) World Wealth & Income Database

(8) Barton, Dominic, Bridging the Infrastructure Gap, (June 14, 2016), http://www.mckinsey.com/mgi/overview/in-the-news/bridging- the-infrastructue-gap

(9) Infrastructure Report Card, Economic Impact, (2016), http://www.infrastructurereportcard.org/the-impact/economic-impact/

(10) GRS, S&P Publishes State Pension Funding Report, (September 12, 2016), http://www.grsconsulting.com/sp-publishes-state-pension-funding-report/

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IMPORTANT NOTES

OPINIONS

Opinions expressed are those of BlackRock, Inc. as of March 2017 and are subject to change.

BLACKROCK DATA POINTS

All data reflects as-adjusted, full-year 2016 results or as of December 31, 2016, unless otherwise noted. 2016 organic growth is defined as full year 2016 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2015. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.

GAAP AND AS-ADJUSTED RESULTS

See pages 34–36 of the Financial Section of the Form 10-K (as defined below) for explanation of the use of Non-GAAP Financial Measures.

PERFORMANCE NOTES

Past performance is not indicative of future results. Except as specified, the performance information shown is as of December 31, 2016 and is based on preliminary data available at that time. The performance data shown reflects information for all actively and passively managed equity and fixed income accounts, including U.S. registered investment companies, European-domiciled retail funds and separate accounts for which performance data is available, including performance data for high net worth accounts available as of November 30, 2016. The performance data does not include accounts terminated prior to December 31, 2016 and accounts for which data has not yet been verified. If such accounts had been included, the performance data provided may have substantially differed from that shown. Performance comparisons shown are gross-of-fees for institutional and high net worth separate accounts, and net-of-fees for retail funds. The performance tracking shown for index accounts is based on gross-of fees performance and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM available as of December 31, 2016 for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund. Fund performance reflects the reinvestment of dividends and distributions.

Performance shown is derived from applicable benchmarks or peer median information, as selected by BlackRock, Inc. Peer medians are based in part on data either from Lipper Inc. or Morningstar, Inc. for each included product.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “2016 Proxy Statement”), filed with the SEC on April 15, 2016, or the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2016 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement (when filed), 2016 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.